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                              OAK TECHNOLOGY, INC.
                          STOCK OPTION EXCHANGE PROGRAM
                                  (rev 8/20/01)

Summary

We are pleased to announce Oak's Stock Option Exchange Program. This program is designed to provide retention and performance incentives to employees holding existing options at grant prices significantly higher than the current market price of Oak stock.

By now, you have received some important documents. The Offer to Exchange provides a complete written description of the program. The Offer allows eligible employees to exchange their existing options priced at or above $15.00 per share for new options to be granted after March 16, 2002.

If you decide to participate in the program, the Acceptance Letter must be signed and returned by September 13, 2001. Should you change your mind after returning the Acceptance Letter and decide not to participate, you have until September 13, 2001 to sign and return a Notice of Withdrawal.

If you decide not to participate, we ask that you sign and return a Decline Letter by September 13, 2001.

Your signed Acceptance and Decline Letters are to be forwarded to Karen Pereira in Sunnyvale.

We have put together a series of questions and answers to supplement the materials you received in the mail. The Q&As are divided into 3 steps:

Step 1 - Learn about the offer and determine your eligibility

Step 2 - Decide if you want to participate

Step 3 - Take Action

Please take the time to review these 3 steps of questions and answers. If you still have questions, please feel free to give one of us a call.


Sunnyvale         Karen Pereira     x6881
Sunnyvale         Rick Hoag         x6887
Woburn            Lori Johnson      x7520


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                              OAK TECHNOLOGY, INC.
                          STOCK OPTION EXCHANGE PROGRAM
                                  (REV 8/20/01)


STEP 1 - LEARN ABOUT THE OFFER AND DETERMINE YOUR ELIGIBILITY


OAK TECHNOLOGY IS OFFERING EMPLOYEES HOLDING STOCK OPTIONS WITH GRANT PRICES AT OR ABOVE $15.00 PER SHARE THE ABILITY TO EXCHANGE ELIGIBLE STOCK OPTIONS FOR NEW OPTIONS. THE FOLLOWING INFORMATION HIGHLIGHTS SOME OF THE KEY POINTS OF THE OFFER AND PROVIDES INFORMATION TO HELP YOU DETERMINE IF YOU ARE ELIGIBLE TO TAKE ADVANTAGE OF THIS OFFER.

WE URGE YOU TO READ CAREFULLY THE OFFER TO EXCHANGE DATED AUGUST 15, 2001, AND THE ACCEPTANCE LETTER TO DETERMINE WHETHER YOU ARE ELIGIBLE TO PARTICIPATE AND WHETHER YOU SHOULD ELECT TO PARTICIPATE IN THIS STOCK OPTION EXCHANGE PROGRAM.


     1.   WHY ARE WE MAKING THE OFFER?

          We implemented this offer to exchange because a considerable number of our employees have stock options, whether or not they are currently exercisable, that are priced significantly above the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. For our stock option program to provide the intended retention and performance incentives for employees, they must feel that our options provide them with an opportunity to realize value within a reasonable period of time. With the uncertainty of current market conditions, we believe that employees may feel that the opportunity for realizing value is limited with their existing options. This program is voluntary and will allow employees to choose whether to keep their current eligible options at their current exercise price, or to rescind those options in exchange for a new option for the same number of shares to be granted on a date which is at least six months and one day from the date we cancel the options accepted for exchange. By making this offer to exchange, we hope to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value thereby encouraging our employees to remain with us, and ultimately maximize shareholder value. While it is hoped that this program will ameliorate the current underwater options issue, this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market.

     2.   WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

          We are offering to exchange all stock options granted to eligible employees having an exercise price of $15.00 per share or more, that are outstanding under the Oak Technology, Inc. 1994 Stock Option Plan, as amended, which we refer to as the Plan.


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     3.   WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

          The offer is available to eligible employees of Oak Technology who hold options under the Plan that have an exercise price of $15.00 per share or more. As of August 10, 2001, there were outstanding options to purchase 808,080 shares of our common stock that have an exercise price of $15.00 per share or more.

          "Eligible employees" are all employees, including executive officers, of Oak Technology or one of its subsidiaries who are actively employed or on an authorized short-term leave of absence on August 15, 2001 and on the date the offer expires and whose services are performed in the United States, the United Kingdom, Germany, Korea, Taiwan or Japan. Also, an employee will not be considered an "eligible employee" and accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, the employee is no longer employed by Oak Technology or any of its subsidiaries, for any reason, including the employee:

o receives a notice of involuntary termination (including, without limitation, redundancy), with or without cause, from Oak Technology or one of its subsidiaries;

o resigns or gives notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

o enters into an agreement with Oak Technology or any of its subsidiaries with respect to the employee's resignation, whether voluntarily or involuntarily or with or without good reason;

o takes a long-term leave of absence (over six months in duration) or if currently on a short-term leave of absence, does not return within the authorized six month period, resulting in a recategorization of the leave as long-term; or

o    dies.

     Non-employee directors of Oak Technology are not eligible to participate in the offer.

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES, FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE THE OFFER EXPIRES, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES.

     4. IF I TENDER OPTIONS IN THIS OFFER, ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER IN ORDER TO RECEIVE THE NEW OPTIONS?

          To receive a grant of new options pursuant to the offer, you must be eligible to receive options pursuant to the Plan from the date you tender options through the date we grant the new options. You must be continuously and actively employed by or on an authorized short-term leave of absence from Oak Technology or one of its subsidiaries


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from the date you tender eligible options for exchange through, and including, the date of grant of the new options. An employee who is on an authorized short-term leave of absence of six months or less, including a short-term disability leave, is considered to be an employee of Oak Technology or its subsidiaries. You will not be eligible to receive the new options on the new option grant date if you are not employed by Oak Technology or any of its subsidiaries at any time between the date you tender options and the date of grant of the new options, for any reason, including the following:

o you receive a notice of involuntary termination (including, without limitation, redundancy), with or without cause, from Oak Technology or one of its subsidiaries;

o you resign or give notice of resignation from such employment, whether voluntarily or involuntarily or with or without good reason;

o you enter into an agreement with Oak Technology or one of its subsidiaries with respect to your resignation, whether voluntarily or involuntarily or with or without good reason;

o you take a long-term leave of absence (lasting more than six months) or if you are currently on a short-term leave of absence, you do not return to active employment within the authorized six month period, resulting in a recategorization of the leave as long-term; or

o    you die.

     IF, FOR ANY REASON, INCLUDING THOSE DESCRIBED ABOVE, YOU ARE NOT AN EMPLOYEE OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES, FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT WE HAVE ACCEPTED FOR EXCHANGE.

     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY OAK TECHNOLOGY OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF OAK TECHNOLOGY OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCES THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

     5.   IS THIS A REPRICING?

          No, this is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, the exercise price of a holder's current options would be immediately repriced to the then current fair value of the company's common stock and that company would have a variable accounting charge against earnings.


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     6.   WHY CAN'T OAK TECHNOLOGY SIMPLY REPRICE MY OPTIONS, AS I HAVE SEEN
          DONE AT OTHER COMPANIES?

          In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. As a result of this action, many companies have ceased "repricing" options to avoid this negative consequence. If we were to simply reprice options, this would result in "variable" accounting treatment for such options. This would require us, for financial reporting purposes, to record additional compensation expense each quarter until the repriced options are exercised, canceled or expired. This would reduce our reported earnings for each fiscal quarter that the repriced options remained outstanding. This could have a negative impact on our stock price performance and would be unfavorable to Oak Technology and its shareholders.

     7. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

          If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange and the new options had an exercise price that was lower than the exercise price of the cancelled eligible options, we would be required to employ what is called variable accounting, which, as described above, is an unfavorable accounting treatment for financial reporting purposes. This would reduce our reported earnings for each fiscal quarter that the new options remained outstanding. This could have a negative impact on our stock price performance.

     8. WHY CAN'T I JUST BE GRANTED MORE OPTIONS WITHOUT HAVING MY OPTIONS CANCELLED?

          We have a limited pool of options available for grant to our employees and directors. The grant of supplemental options, without the cancellation of outstanding eligible options, would reduce the number of options that are currently available for grant to our employees and directors under the Plan. Because the outstanding options under the Plan are, to a large extent, "underwater" (i.e., the exercise prices of such options are greater than the current trading price for our common stock), we have determined that it is in the best interest of Oak Technology and our shareholders (including our employee shareholders) to offer this exchange program as designed. This offer attempts to minimize the future dilutive impact of our ongoing stock option program. Options that are cancelled in this offer will become available for new option grants and future option grants under the Plan.

     9.   WHAT ARE THE CONDITIONS TO THE OFFER?

          The offer is not conditioned upon a minimum number of options being tendered. Participation in this offer is completely voluntary. However, the offer is subject to a number of other conditions with regard to events that could occur prior to the expiration of the offer. These events include, among other things, a change in accounting principles,


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a lawsuit challenging the tender offer, a third-party tender offer for our common stock or other acquisition proposal, or a change in your employment status with us. These and various other conditions are more fully described in
Section 6 of the Offer to Exchange. Once the offer has expired and the tendered options have been accepted and cancelled in the offer, the conditions will no longer apply, even if the specified events occur during the period between the expiration date and the date of grant of the new options. However, as described herein, a change in your employment status during that period could result in you not receiving a grant of new options.

     10. IF I TENDER OPTIONS IN THIS OFFER, HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

          Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant to you new options to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the options that you tender and that we accept for exchange. All new options will be granted under, and will be subject to the terms and conditions of, the Plan and of a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options, except for the exercise price and the term of the option. You must execute the new option agreement prior to receiving new options.

     11.  IF I TENDER OPTIONS IN THIS OFFER, WHEN WILL I RECEIVE MY NEW OPTIONS?

          We expect to grant the new options on a business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our board of directors or compensation committee will select the actual grant date of the new options after the expiration of the offer, in accordance with the Plan. If we cancel tendered options on September 14, 2001, the business day following the scheduled expiration date, the grant date of the new options will be no earlier than March 16, 2002. However, if the expiration date of the offer is extended by us, the grant date for the new options may also be extended. You must be an employee, or otherwise be eligible to receive options pursuant to the Plan on the grant date to receive the new options.

          The date on which the new options are granted may fall within certain "black out" periods designated by Oak Technology during which its officers, directors and employees are restricted from trading in our securities. These trading restrictions normally go into effect at the close of market on the fifteenth day of the last month of each fiscal quarter and are lifted three days after Oak Technology issues its earnings release for that quarter. Accordingly, you may not be able to exercise the new options granted to you on the grant date until the expiration of any applicable black out periods.

     12. WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

          The new options will be issued under the Plan, which is the same option plan as


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the related options cancelled in the offer, and will be issued pursuant to a new option agreement that is substantially similar to the option agreement pursuant to which the related options tendered and cancelled in the offer were issued.
The new options will have substantially the same terms and conditions as the related options cancelled in the offer, except for the following:

     o EXERCISE PRICE. Although the method for determining the exercise price (also known as the grant price) of the new options is the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant for options granted), it is likely that the exercise price of the new options will be different from the exercise price of the tendered options.

     o TERM. The new options will have a term of ten years from the original date of grant of the tendered options (not from the new option grant date). However, as with the cancelled options, the new options are subject to earlier termination in the event of a termination of the eligible employee's employment. In accordance with the terms of the Plan or related option agreement, all of the new options will remain exercisable for three months following a termination of employment or possibly longer in certain circumstances such as death or disability.

     13. I HAVE READ THE INFORMATION ABOVE AND BELIEVE THAT I AM ELIGIBLE TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM. WHAT IS MY NEXT STEP?

          If you have determined that you are eligible to participate in this exchange program, the next step is to carefully read all the information provided and decide whether you wish to participate. You have several things to consider in making this decision. Step 2 provides information to help you make an informed decision.



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                              OAK TECHNOLOGY, INC.
                          STOCK OPTION EXCHANGE PROGRAM
                                  (rev 8/20/01)

STEP 2 - DECIDE IF YOU WANT TO PARTICIPATE


NOW THAT YOU HAVE DETERMINED YOU ARE ELIGIBLE, THERE IS MUCH MORE TO CONSIDER IN MAKING AN INFORMED DECISION. FOR INSTANCE, IT IS IMPORTANT TO UNDERSTAND THAT THIS IS A LIMITED OFFER. IT IS A CHALLENGING DECISION. IT DOES CARRY RISK. THIS SECTION ANSWERS MANY IMPORTANT QUESTIONS. YOU SHOULD ALSO CONSULT THE MATERIAL SENT TO YOU.




     1. IF I TENDER OPTIONS IN THIS OFFER, HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

          Provided you meet the eligibility requirements and subject to the terms of this offer, we will grant to you new options to purchase a number of shares of our common stock equal to the number of shares of common stock subject to the options that you tender and that we accept for exchange. All new options will be granted under, and will be subject to the terms and conditions of, the Plan and of a new option agreement between you and us. The new option agreement will be in substantially the same form as the option agreement or agreements for your current options, except for the exercise price and the term of the option. You must execute the new option agreement prior to receiving new options.

     2.   IF I TENDER OPTIONS IN THIS OFFER, WHEN WILL I RECEIVE MY NEW OPTIONS?

          We expect to grant the new options on a business day that is at least six months and one day after the date we cancel the options accepted for exchange. Our board of directors or compensation committee will select the actual grant date of the new options after the expiration of the offer, in accordance with the Plan. If we cancel tendered options on September 14, 2001, the business day following the scheduled expiration date, the grant date of the new options will be no earlier than March 16, 2002. However, if the expiration date of the offer is extended by us, the grant date for the new options may also be extended. You must be an employee, or otherwise be eligible to receive options pursuant to the Plan on the grant date to receive the new options.

          The date on which the new options are granted may fall within certain "black out" periods designated by Oak Technology during which its officers, directors and employees are restricted from trading in our securities. These trading restrictions normally go into effect at the close of market on the fifteenth day of the last month of each fiscal quarter and are lifted three days after Oak Technology issues its earnings release for that quarter. Accordingly, you may not be able to exercise the new options granted to you on the grant


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date until the expiration of any applicable black out periods.

     3. WILL THE TERMS OF THE NEW OPTIONS BE THE SAME AS THE TERMS OF THE OPTIONS TENDERED FOR EXCHANGE?

          The new options will be issued under the Plan, which is the same option plan as the related options cancelled in the offer, and will be issued pursuant to a new option agreement that is substantially similar to the option agreement pursuant to which the related options tendered and cancelled in the offer were issued. The new options will have substantially the same terms and conditions as the related options cancelled in the offer, except for the following:

     o EXERCISE PRICE. Although the method for determining the exercise price (also known as the grant price) of the new options is the same as the method used for determining the exercise price of the options tendered for exchange (i.e., based on the fair market value of our common stock on the date of grant for options granted), it is likely that the exercise price of the new options will be different from the exercise price of the tendered options.

     o TERM. The new options will have a term of ten years from the original date of grant of the tendered options (not from the new option grant date). However, as with the cancelled options, the new options are subject to earlier termination in the event of a termination of the eligible employee's employment. In accordance with the terms of the Plan or related option agreement, all of the new options will remain exercisable for three months following a termination of employment or possibly longer in certain circumstances such as death or disability.

     4.   IF I TENDER OPTIONS IN THIS OFFER, WHEN WILL THE NEW OPTIONS VEST?

          The new options granted in the exchange will have the same vesting schedule as the related options cancelled in the offer. Accordingly, the new options will be vested on the date of grant to the extent that the related options cancelled in this offer would have been vested on that date and the remaining new options will become vested in accordance with the vesting schedule (based on the same vesting dates and percentages) applicable to the related grant of options that were cancelled in the offer. Accordingly, you will not lose the benefit of any vesting under your tendered options that are accepted for exchange and cancelled in this offer.

          For example, new options that are granted in exchange for options that are already vested today or that would have become vested after today and before the grant date of the new options will be vested on the date of grant of such new options. The remaining new options will become vested in accordance with the current vesting schedule and on the same vesting dates applicable to the options for which such new options are exchanged. The number of new options that are vested or become vested on the current vesting dates for the related eligible options will correspond to the number of options that would have vested on such dates.


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     5.   WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

          The exercise price (also known as the grant price) of the new options will equal the fair market value of our common stock on the date we grant the new options, determined in accordance with the terms of the Plan. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, WE CANNOT PREDICT THE EXERCISE PRICE OF THE NEW OPTIONS. IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS THAT ARE CANCELLED IN THE OFFER, AND THEREFORE, YOUR NEW OPTIONS COULD BE WORTH LESS THAN YOUR OLD OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. See Section 7 in the Offer to Exchange for information concerning our stock price during the past two years.

     6.   CAN I CANCEL ONLY PART OF MY ELIGIBLE OPTIONS?

          No, we cannot partially cancel your eligible options. If you choose to cancel options, then you must tender for exchange all of your options that have an exercise price of $15 or more. This means that an eligible employee may not tender some of his or her eligible options for cancellation and retain some eligible options; if an employee wishes to tender any of his or her eligible options, the eligible employee must tender all of his or her eligible options.

     7.   WHAT HAPPENS TO OPTIONS THAT I TENDER AND ARE ACCEPTED FOR EXCHANGE?

          Tendered options that are accepted for exchange will be cancelled and will become available for future grants (including the new options) under the Plan, under which such options were originally granted.

     8. WHAT IF I TENDER OPTIONS AND OAK TECHNOLOGY UNDERGOES A CHANGE OF CONTROL, SUCH AS A MERGER, BEFORE THE NEW OPTIONS ARE GRANTED?

          If we undergo a change of control, such as a merger, prior to the grant of the new options, it would be our intent to negotiate the terms of that change of control transaction such that you could receive options to purchase securities of the acquiror. However, we have the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest, and this could result in your not being granted the new options.

     9. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I AM ON AN AUTHORIZED LEAVE OF ABSENCE ON THE NEW OPTION GRANT DATE?

          An employee who is on an authorized short-term leave of absence, including a short-term disability leave, is considered to be an employee of Oak Technology or its subsidiaries. An authorized short-term leave of absence is a leave of absence that has


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been approved in accordance with policy or practice by Oak Technology or its subsidiary that employs you, and that has a duration of six months or less, at the end of which the employee returns to active employment with Oak Technology or one of its subsidiaries. Authorized short-term leaves may include approved bereavement leave, family medical leave, personal medical leave, including short term disability, jury duty leave, maternity and paternity leave and military leave.

          If you tender your options and they are cancelled in the offer and you are on an authorized short-term leave of absence, including a short-term disability leave, on the new option grant date, you are considered to be an employee of Oak Technology or its subsidiary that employs you, and will be entitled to a grant of new options on the new grant date.

          However, you will not be eligible to receive the new options on the new option grant date if at any time between the date you tender options and the date of grant of the new option, including on the new option grant date, you are on a long-term leave of absence (over six months in duration). Similarly, you will not be eligible to receive the new options on the new option grant date if you are currently on a short-term leave of absence, but do not return to active employment within the authorized six month period, resulting in a recategorization of your short-term leave as a long-term leave.

     10. WHAT HAPPENS IF I TENDER MY OPTIONS AND I RECEIVE A NOTICE OF INVOLUNTARY TERMINATION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

          If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date, you receive a notice of involuntary termination (including, without limitation, redundancy), with or without cause, from Oak Technology or one of its subsidiaries, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled options. As indicated earlier, you must be an eligible employee of Oak Technology or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

          PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY OAK TECHNOLOGY OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF OAK TECHNOLOGY OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCES THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

     11. WHAT HAPPENS IF I TENDER MY OPTIONS AND MY EMPLOYMENT WITH OAK TECHNOLOGY CEASES AS A DIRECT RESULT OF A BUSINESS TRANSACTION OR THE OUTSOURCING OF MY

          POSITION AFTER THE EXPIRATION DATE OF THE OFFER AND PRIOR TO THE NEW OPTION GRANT DATE?

          If you tender your eligible options and they are cancelled in the offer and, after the expiration date of the offer and prior to the new option grant date your employment ceases as a direct result of the divestiture of your business unit (either through a sale, corporate spin-off, joint venture or similar business transaction) or the outsourcing of your position, you are not eligible for new options. You must be an eligible employee of Oak Technology or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

          PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES. YOU ARE EMPLOYED BY OAK TECHNOLOGY OR ONE OF ITS SUBSIDIARIES ON AN "AT-WILL" BASIS. AS AN AT-WILL EMPLOYEE, YOUR CONTINUED EMPLOYMENT IS AT THE WILL AND SOLE DISCRETION OF OAK TECHNOLOGY OR ITS SUBSIDIARIES. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCES THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN THE EMPLOY OF OAK TECHNOLOGY OR ANY OF OUR SUBSIDIARIES UNTIL THE NEW OPTION GRANT DATE.

     12. WHAT HAPPENS IF I TENDER MY OPTIONS AND I RESIGN AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

          If you resign after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, you will not receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options. You must be an eligible employee of Oak Technology or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

     13. WHAT HAPPENS IF I TENDER MY ELIGIBLE OPTIONS AND I DIE AFTER THE EXPIRATION DATE OF THE OFFER AND BEFORE THE NEW OPTION GRANT DATE?

          If you die after the expiration date of the offer and prior to the new option grant date and your eligible options have been tendered and cancelled in the offer, neither you nor your beneficiaries will receive a grant of new options or any other consideration or payment for such tendered and cancelled eligible options. You must be an eligible employee of Oak Technology or any of our subsidiaries, from the date you tender options through the date we grant the new options, in order to be eligible to receive new options for your tendered options that we have accepted for exchange.

     14. ARE THERE OTHER CIRCUMSTANCES UNDER WHICH I WOULD NOT BE GRANTED NEW OPTIONS?

          It is possible that even if we accept your tendered options, we will not issue new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid such prohibition.

     15. WILL WE GRANT OPTIONS TO ELIGIBLE EMPLOYEES DURING THE PERIOD BETWEEN AUGUST 15, 2001, THE DATE THIS OFFER COMMENCES, AND THE DATE TENDERED OPTIONS ARE CANCELLED (CURRENTLY SCHEDULED TO BE SEPTEMBER 14, 2001)?

          To avoid any possible adverse accounting consequences, we intend not to grant options to eligible employees during the period starting on August 15, 2001 (the date the offer commences) and ending on the date tendered eligible options are cancelled (currently scheduled to be September 14, 2001).

     16. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

          If we accept options you tender in the offer, we will defer until the grant date for your new options, our grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible between the date hereof and the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring adverse accounting treatment because of accounting rules that could apply to these interim option grants as a result of the offer. If you do not tender options in the offer, however, we may grant you promptly following the expiration of the offer options that you were eligible to receive between the date hereof and the expiration date.

     17. WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NON-QUALIFIED STOCK OPTION?

          Currently all options granted under the Plan with an exercise price of at least $15.00 per share and held by eligible employees are non-qualified stock options. Accordingly, all new options will be granted as non-qualified stock options.

     18.  WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

          If you exchange your current options for new options, we believe you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. Further, at the date of grant of the new options, we believe that you will not be required under current law to recognize income for federal income tax purposes.

          Special considerations may apply to employees located in the United Kingdom, Germany, Korea, Taiwan and Japan. In some of these countries, the application of local taxation rules may have an impact upon the re-grant.

          We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options pursuant to the offer, including under the laws of the country that applies to you. Oak Technology is not responsible for any personal adverse tax or other financial consequences that may result from your voluntary participation in the exchange.

     19.  AFTER THE RE-GRANT, WHAT HAPPENS IF I AGAIN END UP UNDERWATER?

          We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

     20. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

          Nothing. An option that you choose not to tender for exchange or that we do not accept for exchange remains outstanding until it is exercised or expires in accordance with its terms and retains its current exercise price and current exercise schedule. We currently expect that we will accept all properly tendered eligible options promptly after the expiration of this offer.

     21. WHAT HAPPENS TO ANY CURRENT OPTIONS GRANTED TO ME UNDER THE PLAN THAT DO NOT HAVE AN EXERCISE PRICE ABOVE $15.00 AND ARE NOT ELIGIBLE FOR TENDER?

          The offer will have no effect on those options that do not have an exercise price above $15.00 and are therefore, not eligible for tender in this offer. Those options will remain outstanding in accordance with, and subject to, their current terms, whether or not you tender your eligible options. (Page 14)

     22.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

We understand that this will be an important decision for all eligible employees. Tendering eligible options under the offer does carry risk, as there is no guarantee or assurance as to our future stock price performance.

The decision to participate must be your personal decision, and will depend largely on your assessment of your existing stock option holdings, and your assumptions about the future overall economic environment, performance of our business, the stock market and our stock price, including your assumptions about the stock price on the grant date of the new options on a date after March 16, 2002, and the stock price thereafter.

     23.  WHERE DO I GO FOR MORE INFORMATION?

By now, you should have received a package of materials that outlines the offer in much greater detail. Please take the time to review that package.

If you have questions that are not clearly addressed, please contact Karen Pereira at (408) 328-6881.

     24. I'VE READ THE INFORMATION ABOVE AND I AM STILL UNCERTAIN. WHAT'S MY NEXT STEP?

This is a challenging decision, which only you can make. Talk with your financial and tax advisers.

     25. I'VE DONE EVERYTHING YOU SUGGESTED AND HAVE DECIDED NOT TO PARTICIPATE. WHAT'S MY NEXT STEP?

We ask that you sign and return a Decline Letter by September 13, 2001, if you choose to keep your eligible options and not participate in the offer. However, if you change your mind, you only have until 11:59pm Pacific Daylight Time, September 13, 2001, to submit your Acceptance Letter.

     26. I'VE READ THE INFORMATION ABOVE AND DEFINITELY WISH TO PARTICIPATE. WHAT'S MY NEXT STEP?

Your next step is to take action: Go to step 3

                              OAK TECHNOLOGY, INC.
                          STOCK OPTION EXCHANGE PROGRAM
                                  (REV 8/20/01)


STEP 3 - TAKE ACTION.


YOU'VE DETERMINED THAT YOU'RE ELIGIBLE, WEIGHED YOUR DECISION CAREFULLY AND YOU WISH TO PARTICIPATE IN THIS OFFER. THE REST IS EASY. JUST READ THE FOLLOWING INFORMATION, THEN ACT AS SOON AS POSSIBLE.

     1. HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER OPTIONS IN THE OFFER? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

          You have until at least 11:59 p.m., Pacific daylight savings time, on September 13, 2001, to tender your options in the offer.

          Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., Pacific daylight savings time, on the next business day following the previously scheduled expiration date. If the offer is extended, then the cancellation date for tendered eligible options accepted for exchange and the grant date of the new options may be extended if necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. Under the accounting rules applicable to us, the new options must be granted more than six months following the date tendered eligible options are cancelled.

     2.   HOW DO I TENDER MY OPTIONS?

          If you decide to tender your options, you must sign and return your Acceptance Letter to Oak Technology, Inc., 139 Kifer Court, Sunnyvale, California 94086, Attn: Karen Pereira, Stock Administrator (facsimile number:
(408) 523-6623). We will only accept delivery of the signed Acceptance Letter by regular external mail, facsimile or hand delivery. If you choose to deliver your signature page by external mail, we recommend that you use registered mail with return receipt requested. Delivery by e-mail will NOT be accepted. You must allow for delivery time based on the method of delivery that you choose to ensure we receive your Acceptance Letter on time.

          This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer.

     3.   DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

          You may withdraw your tendered options at any time before the offer expires at 11:59 p.m., Pacific daylight savings time, on September 13, 2001. If we extend this offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of this offer. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a written Notice of Withdrawal with the required information while you still have the right to withdraw the tendered options. As in the case of delivery of the Acceptance Letter, you may deliver the signed Notice of Withdrawal to us at the address noted above by regular external mail, facsimile or hand delivery. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above.

     4. IF I CHOOSE NOT TO TENDER MY ELIGIBLE OPTIONS FOR EXCHANGE, WHAT DO I HAVE TO DO?

          If you choose to keep your eligible options and not participate in the offer, we ask that you complete the Decline Letter indicating your intent not to participate in the exchange and promptly return the letter to us. This will aid us in our efforts with respect to administration of the stock option exchange program. Even if you return the Decline Letter to us indicating your nonparticipation in the program, you may subsequently elect to participate in the exchange at any time prior to the expiration of the offer by delivering to us a properly completed and signed Acceptance Letter.

     5. HOW WILL I KNOW IF OAK TECHNOLOGY HAS RECEIVED MY ACCEPTANCE LETTER ELECTING TO TENDER MY ELIGIBLE OPTIONS?

          We will confirm receipt of your Acceptance Letter tendering your eligible options (and any withdrawal) shortly after we receive it. Also, after the expiration date of the offer, we will advise you whether or not your tender was accepted. Personalized confirmations of your eligible options that have been tendered and cancelled in the offer will be sent to you within sixty (60) days of the expiration of the offer.

     6.   WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

          Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

     7.   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

          For additional information or assistance, you should contact:

                       Karen Pereira
                       Stock Administrator
                       Oak Technology, Inc.
                       139 Kifer Court
                       Sunnyvale, California 94086
                       (telephone number: (408) 328-6881)

     8.   WHEN WILL I RECEIVE MY NEW OPTIONS?

If you accept the offer and exchange your current stock options according to the instructions in the information provided to you, we will grant the new options to employees who are actively employed on the new grant date on a date after March 16, 2002.